AMENDMENT NO. 3 TO RIGHTS AGREEMENT

     AMENDMENT NO. 3, dated August 20, 2003 ("Amendment No. 3"), to Rights Agreement dated as of January 5, 1995, as amended by Amendment No. 1 thereto, dated as of January 13, 2003 and Amendment No. 2 thereto, dated as of February 6, 2003 (collectively the "Rights Agreement"), between American Standard Companies Inc., a Delaware corporation (the "Company"), and The Bank of New York (the "Rights Agent"). Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to such terms as in the Rights Agreement.

     WHEREAS, Section 26 of the Rights Agreement permits the amendment of the Rights Agreement by the Board of Directors of the Company;

     WHEREAS, the Board of Directors of the Company desires to amend the Rights Agreement to extend the Expiration Date and increase the Purchase Price of the Rights; and

     WHEREAS, pursuant to resolutions adopted on July 10, 2003, the Board of Directors of the Company adopted and authorized the amendment of the Rights Agreement as set forth below; and

     WHEREAS, the Board of Directors of the Company has determined that such amendment is desirable and consistent with, and for the purpose of fulfilling, the objectives of the Board of Directors of the Company in connection with the original adoption of the Rights Agreement.

     NOW, THEREFORE, the Company hereby amends the Rights Agreement as follows:

     1. Expiration Date.

     All references to "January 5, 2005" used in the Rights Agreement and all of the exhibits attached thereto shall for all purposes be deemed to mean "July 9, 2013."

     2. Record Date.

     All references to "January 4, 2005" used in the Rights Agreement and all of the exhibits attached thereto shall for all purposes be deemed to mean "July 8, 2013."


     3. Purchase Price.

     The second paragraph of Exhibit B to the Rights Agreement and the first paragraph of Exhibit C to the Rights Agreement are hereby amended by deleting therefrom each reference therein to "$100" and inserting in its place "$300."


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     4. Governing Law.

     This Amendment No. 3 shall be deemed a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

     5. Effectiveness.

     This Amendment No. 3 shall be effective from the date hereof, and all references to the Rights Agreement shall, from and after such time, be deemed to be references to the Rights Agreement as amended hereby.

     6. Counterparts.

     This Amendment No. 3 may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.



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     IN WITNESS WHEREOF, the Company and the Rights Agent have executed this
Amendment No. 3 on the date and year first written above.


                                       AMERICAN STANDARD COMPANIES INC.


ATTESTATION:
                                       By: /s/ J. Paul McGrach
                                            ------------------------------------
                                            Name:  J. Paul McGrath
/s/ Mark Cresitello                         Title: Senior Vice President,
---------------                                    General Counsel and Secretary



                                      THE BANK OF NEW YORK


ATTESTATION:

                                       By: /s/ Annette Hogan
                                           -------------------------------------
/s/ Steven Jones                           Name:  Annette Hogan
--------------                             Title: Assistant Vice President